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                                                                EXHIBIT 5.1


                     [ABERCROMBIE & FITCH CO. LETTERHEAD]

November 8, 1996

Abercrombie & Fitch Co.
Four Limited Parkway
Reynoldsburg, Ohio 43068

Re: Securities Act of 1993 Form S-8 Registration
    Statement for The Limited Stock Purchase Plan

Ladies and Gentlemen:

I have acted as counsel for Abercrombie & Fitch Co., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 300,000 shares of the Company's Class A common stock, par value $.01 per share (the "Common Stock"), under The Limited Stock Purchase Plan (the "Plan"), which Common Stock is being registered pursuant to the filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Act").

I have examined the Certificate of Incorporation of the Company, its Bylaws, the Plan and such other corporate records, certificates, documents and matters of law as I have deemed necessary to render this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock issued or to be issued under the terms of the Plan will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 and 23.2 to the Registration Statement. By giving such consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

ABERCROMBIE & FITCH CO.


By:  /s/ Samuel P. Fried
     --------------------
         Samuel P. Fried
         General Counsel